Corporate Communications

P. O. Box 388

Yazoo City, Mississippi 39194

(662) 746-4131

News Release

Contacts:	Keith Johnson, Investor Relations
Melinda Hood, Corp. Communications
Mississippi Chemical Corporation
(662) 746-4131
For further information please visit our
website at 222.misschem.com

Mississippi Chemical Announces Completion of $32.5 million

Debtor-in-Possession Credit Facility

               YAZOO CITY, Miss.--October 2, 2003 - Mississippi Chemical Corporation (OTC BB: MSPIQ.OB) today announced that it has received court approval for a $32.5 million debtor-in-possession (DIP) revolving credit facility with a consortium of lenders led by Harris Trust and Savings Bank.

In addition to the DIP financing, the company announced that it has approximately $11 million cash on hand to fund ongoing operations. The company has recently resumed full production at its ammonium nitrate facility in Yazoo City, Mississippi and West potash facility in Carlsbad, New Mexico. In addition, the East potash facility in Carlsbad, New Mexico is currently in the process of restarting and expects to be fully operational by mid-October.

Charles O. Dunn, president and chief executive officer of Mississippi Chemical Corporation, said, "We are pleased to have secured this financing which should be adequate to implement our planned reorganization. The combination of this credit facility, cash on hand and the restart of our key facilities not only strengthens our ability to serve our customers' and suppliers' needs going forward, but also enhances our presence in the marketplace. We will continue to develop our plan of reorganization to exit bankruptcy in a timely manner. This process is advancing well, and our focus going forward will be to realize the best use for each of our assets."

Mississippi Chemical Corporation is a leading North American producer of nitrogen, phosphorus and potassium products used as crop nutrients and in industrial applications. Production facilities are located in Mississippi, Louisiana and New Mexico, and through a joint venture in The Republic of Trinidad and Tobago. On May 15, 2003, Mississippi Chemical Corporation, together with its domestic subsidiaries filed voluntary petitions seeking reorganization under Chapter 11 if the U.S. Bankruptcy Code.

               Except for the historical statements and discussion contained herein, statements set forth in this news release constitute "forward-looking statements." These forward-looking statements rely on a number of assumptions concerning future events, risks, and other uncertainties that are beyond the company's ability to control. Readers are cautioned that a number of factors could cause actual results to differ materially from the forward-looking statements, including without limitation: (i) the ability of the company to operate pursuant to the terms of the debtor-in-possession financing facility, (ii) operating constraints, costs and uncertainties associated with the bankruptcy proceedings, (iii) the ability of the company to develop, prosecute, confirm and consummate a plan of reorganization with respect to the Chapter 11 cases, (iv) the ability of the company to receive trade credit, (v) the ability of the company to maintain contracts that are critical to its operations, (vi) changes in matters which affect the global supply and demand of fertilizer products and industrial chemicals, (vii) the volatility of the natural gas market, (viii) a variety of conditions in the agricultural industry such as grain prices, planted acreage, projected grain stocks, U.S. government policies, weather, and changes in agricultural production methods, (ix) possible unscheduled plant outages and other operating difficulties, (x) price competition and capacity expansions and reductions from both domestic and international competitors, (xi) foreign government agricultural policies (in particular, the policies of the governments of India and China regarding fertilizer imports), (xii) the relative unpredictability of international and local economic conditions, (xiii) the relative value of the U.S. dollar, (xiv) regulations regarding the environment and the sale and transportation of fertilizer products, (xv) the continuing efficacy of unfair trade remedies, and the outcome of pending unfair trade remedy (antidumping) cases, and (xvi) other important factors affecting the fertilizer industry and US as detailed under the heading "Certain Business Factors" and elsewhere in our most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission.